Exhibit 4.1

                             SUPPLEMENTAL INDENTURE


            SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of April 21, 1998; between Safety-Kleen Corp., a Wisconsin corporation (the "Company") and the Chase Manhattan Bank, as trustee (the "Trustee").

            WHEREAS, the Company and the Trustee are parties to that certain indenture, dated as of August 15, 1989 (the "Indenture") (together with the terms of a resolution of the Board of Directors of the Company dated September 20, 1989), pursuant to which the Company's 9 1/4% Notes due September 15, 1999 (the "Notes") were issued;

            AND WHEREAS, Section 902 of the Indenture provides that the Company when authorized by a board resolution and the Trustee may amend the Indenture with the written consent of the Holders (as defined in the Indenture) of not less than a majority in principal amount of the Outstanding Securities (as defined in the Indenture);

            AND WHEREAS, LES, Inc. ("LESI"), a wholly-owned subsidiary of Laidlaw Environmental Services, Inc., issued an Offer to Purchase and Consent Solicitation Statement dated April 7, 1998 (the "Offer to Purchase") to, among other things, solicit consents of the Holders to the Proposed Amendments (as defined in the Offer to Purchase);

            AND WHEREAS, Holders of at least a majority in aggregate principal amount of the Outstanding Securities have given and not withdrawn their consent to the Proposed Amendments and LESI has notified the Depositary (as defined in the Offer to Purchase) that it has accepted all the Securities validly tendered for purchase and payment pursuant to the Offer to Purchase;

            AND WHEREAS, the entry into this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture, the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel with respect to such authorization and all things necessary to make this Supplemental Indenture a valid agreement of the Company in accordance with its terms have been done.

      The parties hereto agree as follows:

            1. DEFINITIONS. All capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Indenture.

            2. EFFECT. This Supplemental Indenture shall become effective upon its execution and delivery by the parties hereto. If, after the date hereof, the Offer to Purchase is terminated or withdrawn, the validly tendered Securities are not accepted for payment or the Consent Payments (as defined in the Offer to Purchase) are not


Doc#:DS4:357315.2
made on the Payment Date (as defined in the Offer to Purchase), this Supplemental Indenture shall no longer be effective.

            3.    AMENDMENTS.
                  The Indenture is hereby amended as follows:

                  (a) the text of Sections 501(5), 704, 801(2), 802, 803, 1004,
      1005, 1006 and 1007 of the Indenture is hereby deleted and the words "[INTENTIONALLY DELETED]" are inserted, in each case, in replacement of the deleted text;

                  (b) Section 101 of the Indenture is amended by deleting the definition of "Sale and Lease-Back Transaction" in its entirety;

                  (c) Section 901(6) of the Indenture is amended by deleting the clause "pursuant to the requirements of Section 1005 or otherwise";

                  (d) the text of Section 905 of the Indenture is hereby deleted and the words "[INTENTIONALLY DELETED]" are inserted in replacement of the deleted text; and

                  (e) Section 1303 of the Indenture is amended by deleting from the first sentence the clause "under Sections 1004, 1005 and 1006 and" and deleting from the second sentence the clause "in Sections 1004, 1005 and 1006 and".

            4. GOVERNING LAW. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

            5. COUNTERPARTS. This Supplemental Indenture may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same document.

            6. EFFECT ON INDENTURE. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Except as expressly set forth herein, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.


Doc#:DS4:357315.2

            IN WITNESS WHEREOF, the parties have executed this Supplemental Indenture as of the date first written above.

                                          SAFETY-KLEEN.  CORP.


                                          By:  /s/  SCOTT D. KRILL
                                               ----------------------------
                                               Name:   Scott D. Krill
                                               Title:  Assistant General Counsel
                                                       and Secretary



                                          THE CHASE MANHATTAN BANK, as
                                          Trustee


                                          By:  /s/  TIMOTHY E. BURKE
                                               -----------------------------
                                               Name:  Timothy E. Burke
                                               Title: Second Vice President





Doc#:DS4:357315.2